Exhibit 10.14

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

DESCRIPTION OF EXECUTIVE OFFICER

COMPENSATION ARRANGEMENTS

The following is a description of oral compensation arrangements between Northern Technologies International Corporation and each of the executive officers of NTIC as of August 31, 2009:

Name of Executive Officer	Title	Base Salary	Bonus Arrangements	Stock Options	Other
G. Patrick Lynch	President and Chief Executive Officer	$189,000 per year. See footnote (1) below	See footnote (2) below	Stock options to purchase shares of NTIC common stock are granted from time to time in the sole discretion of the NTIC Board of Directors.

Under NTIC’s 401(k) Plan, participants, including executive officers, may voluntarily request that NTIC reduce pre-tax compensation by up to 15% (subject to certain special limitations) and contribute such amounts to a trust. NTIC contributed an amount equal to 3.5% of the amount that each participant contributed under this plan. (3)

Executive officers receive other benefits received by other NTIC employees, including health, dental and life insurance benefits.

Matthew C. Wolsfeld	Chief Financial Officer and Secretary	$139,500 per year. See footnote (1) below	See footnote (2) below	See above	See above

(1)           Annual base salaries for NTIC’s executive officers are determined each year by NTIC’s Board of Directors, upon recommendation of the Compensation Committee of the Board.  The salaries listed in the table are the base salaries for as of August 31, 2009.  In January 2009, both Mr. Lynch and Mr. Wolsfeld took salary cuts of 15% to from $221,000 to $189,000 and $163,000 to $139,500, respectively.

(2)           Annual performance bonuses for NTIC’s executive officers are determined each year by NTIC’s Board of Directors, upon recommendation of the Compensation Committee of the Board.   For fiscal 2010 as in past years, the total amount available under the bonus plan will be up to 25% of NTIC’s earnings before interest, taxes and other income (EBITOI) and will be $0 if EBITOI, as adjusted to take into account amounts to be paid under the bonus plan, fall below 70% of target EBITOI.  The payment of bonuses under the plan are purely discretionary and will be paid to executive officer participants in both cash and stock, the exact amount and percentages of which will be determined by the Board of Directors, upon recommendation of the Compensation Committee.

(3)           NTIC’s matching contributions were suspended for all employees starting January 2009.